Exhibit 99.10

July 16, 2015

Skillgreat Limited

c/o Bona Film Group Limited

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025, People’s Republic of China

Attn: Dong Yu

Re: Payoff Letter (this “Letter”)

Dear Sir:

We refer to the Loan Agreement (the “Loan Agreement”), dated as of July 23, 2014, among Skillgreat Limited, a company duly incorporated and existing under the laws of the British Virgin Islands as borrower (the “Borrower”), Mr. Dong Yu, an individual as guarantor (the “Guarantor”), and Fosun International Holdings Limited, a company incorporated under the laws of the British Virgin Islands as lender (the “Lender”).  Capitalized terms used and not defined herein shall have the meanings as utilized in the Loan Agreement.

Pursuant to the Loan Agreement, Lender has transferred US$22,232,863.80 (the “Loan”) to Borrower as a borrowing under such Loan Agreement. Borrower has advised Lender that it intends to repay, in the form of a wire transfer in immediately available funds, US$23,233,342.67 (the “Payoff Amount”), representing (i) US$22,232,863.80 in the payment of the principal amount of the Loan in full, and (ii) US$1,000,478.87 in payment of all the accrued and unpaid interest under the Loan Agreement, on or around the Maturity Date.

Effective immediately upon Lender’s receipt of payment in full in cash of the Payoff Amount (the date of Lender’s receipt of the Payoff Amount being the “Payoff Date”), without further action on the part of the parties hereto or any other Person, (i) all indebtedness and obligations of Borrower to Lender under the Loan Documents shall be paid, satisfied and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower under the Loan Documents shall be terminated; (iii) all security interests and other liens or rights of every type at any time granted to or held by Lender as security for all such indebtedness and other obligations under the Loan Documents shall be automatically terminated, discharged and released; (iv) all guaranties supporting the Loan Agreement shall be released without further action by Lender or any other Person; (v) the Loan Agreement and all Loan Documents shall be deemed terminated and of no further force and effect; and (vi) Borrower or Guarantor will not be indebted to Lender for any reason under the Loan Documents and all obligations of Borrower or Guarantor under the Loan Documents shall be deemed terminated, released and discharged; provided, however, that notwithstanding the foregoing, any Borrower’s indemnity and reimbursement obligations set forth in the Loan Agreement, and any other provision expressly stated in the Loan Documents as surviving termination, shall continue to survive notwithstanding this termination; and provided, further, that to the extent that any payments or proceeds (or any portion thereof) received by Lender shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the obligations or part thereof which were intended to be satisfied shall, unless prohibited by applicable law, be revived and continue to be in full force and effect, as if the payment or proceeds had never been received by Lender, and this Letter shall in no way impair the claims of Lender with respect to the revived obligations.

Promptly after the Payoff Date, Lender shall (i) execute and/or file any notices, filings, registrations or other documents requested by Borrower and necessary or appropriate to release or terminate any Lien with respect to the Collateral; and (ii) if applicable, return any pledged Collateral in the possession of Lender or any other agent to the pledgor.

Each party shall bear its own expenses incurred in connection with the negotiation and execution of this Letter and the deed of release relating to the Equitable Share Mortgage.  Any additional costs or expenses incurred by Lender with respect to any other agreements, documents, and instruments which are requested by Borrower to be delivered or filed by Lender on or after the Payoff Date, and with respect to any other necessary or desirable actions taken by Lender in relation to the payoff of the obligations, shall be reimbursed promptly by Borrower to Lender on demand.

This Letter shall be governed by the laws of the State of New York and shall become effective only when signed by Lender and accepted by Borrower by their respective due execution in the space provided below. This Letter sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated orally or otherwise, except in writing signed by each such party.  This Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Letter may be executed in counterparts, and delivery of an executed signature page of this Letter by electronic image scan transmission shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Left Blank]

Very truly yours:

LENDER:

FOSUN INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Guo Guangchang
Name: Guo Guangchang
Title: Director

[Signature Page to Payoff Letter]

Acknowledged and Agreed:

BORROWER:

SKILLGREAT LIMITED

By:	/s/ Yu Dong
Name: Yu Dong
Title: Director

[Signature Page to Payoff Letter]